EXHIBIT 99.7

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of August 30, 2022, between Eneti Inc., a corporation incorporated in the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 with company number 60299 (the “Buyer”) and INCJ SJ Investment Limited, an English company whose registered office is at 1 Chamberlain Square Cs, Birmingham UK B3 3AX, England with company number 07973833 (the “Seller”), each of the Buyer and the Seller a “Party” and together the “Parties”.

WHEREAS, the Seller is the registered owner of Two Million Two Hundred Ninety Two Thousand Three Hundred Ten (2,292,310.00) common shares in the Buyer (the “Shares”).

WHEREAS, the Buyer wishes to buy the Shares from the Seller on the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements stated herein, the Parties agree as follows:

1. Upon the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties of the Parties set forth herein, at the Closing (as defined below) the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall acquire and purchase from the Seller, the Shares at the Purchase Price (as defined in Section 3 hereof).

2. The closing of the transaction contemplated hereby (the “Closing”) shall take place no later than on August 31, 2022 (the “Closing Date”). The Parties need not be present in person at Closing.

3. The aggregate purchase price payable to the Seller for the Shares (the “Purchase Price”) shall be United States Dollars Sixteen Million Nine Hundred Fifty Two Thousand Two Hundred Thirty Eight (USD 16,952,238.00) representing a purchase price of United States Dollars Seven and Forty Cents (USD 7.40) per share.

4. At the Closing, the Seller shall promptly deliver, or cause to be delivered, to the Buyer the Shares against payment of the Purchase Price, in immediately available funds to a bank account of the Seller as notified to the Buyer in writing.

5. The Seller hereby represents and warrants to the Buyer as follows:

(a) The Seller has full corporate power and authority under its constitutional documents and has taken all necessary action to authorize it to enter into, execute and deliver this Agreement, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof.

(b)       This Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to the principles of equity (whether enforcement is sought in a proceeding in equity or at law).

(c)       The Shares when delivered in accordance with the terms of this Agreement, will be free and clear of any Liens and the Shares are not and at Closing will not be subject to any agreements or understandings with respect to the voting or transfer of any of the Shares. For purposes of this Agreement, “Liens” means, with respect to the Shares any mortgage, lien, security interest, pledge, attachment, option, levy or other charge or encumbrance of any kind thereupon or in respect thereof.

(d)       Neither the Seller nor, to its knowledge, anyone acting on its behalf, has taken any action which could subject the sale of the Shares to the registration requirements of Section 5 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or any other applicable securities laws. Seller represents and warrants that it is conducting this transaction for its own account and without a view to distribution of the Securities in violation of the Securities Act or any other applicable securities laws. Seller understands that the Securities are being offered and sold in reliance on exemptions from the registration requirements of United States federal and state securities laws, and that the Buyer is relying on the Seller’s representations made herein.

6. The Buyer represents and warrants to the Seller that the Buyer has full corporate power and authority under its constitutional documents, and the board of directors has taken all necessary action to authorize, execute and deliver this Agreement, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof or thereof, and this Agreement constitutes the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms. Neither the Buyer nor anyone acting on its behalf, has taken any action which could subject the sale of the Shares to the registration requirements of Section 5 of the Securities Act or any other applicable securities laws.  The Shares are being repurchased by the Buyer without a view to any public resale or other distribution thereof in violation of the Securities Act or any other applicable securities laws.

7. The Seller shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to the Buyer such assignments or other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to the Buyer, as shall be necessary to vest in the Buyer all of the right, title and interest in and to the Shares pursuant to this Agreement, free and clear of all Liens, and any other document reasonably requested by the Buyer in connection with this Agreement.

8. Neither Party shall without the prior approval of the other Party, issue or permit any of its partners, shareholders, directors, officers, managers, employees, legal counsels or agents to issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, except as may be required by Law or the rules of the Securities and Exchange Commission and/or the New York Stock Exchange. Notwithstanding the foregoing, the Seller may publicly disclose, after consultation with the Buyer, the transactions contemplated by this Agreement in accordance with its customary practice.

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9. The obligations of the Parties to consummate the transactions contemplated herein are subject to the payment of the Purchase Price by the Buyer and the transfer and delivery of the Shares by the Seller free of any Liens.

10.This Agreement may be terminated at any time prior to the Closing Date by the mutual written agreement of the Parties.

11.This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof. This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement and signed by the Parties.

12.This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York without regard to its principles of conflicts of laws. Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding. The Parties hereby irrevocably waive trial by jury in any action, proceeding or claim brought by any part hereto or beneficiary hereof on any matter whatsoever arising out of or in any way connected with this Agreement.

13. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together constitute but one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ENETI INC.		INCJ SJ INVESTMENT LIMITED

By:	/s/ Cameron Mackey	By:	/s/ Peter Niklai
Name:	Cameron Mackey	Name:	Peter Niklai
Title:	Chief Operating Officer	Title:	Director

[Signature Page to Share Purchase Agreement]